EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS NAMES RICHARD A. DAVIS

EXECUTIVE VICE PRESIDENT - PURCHASING

HOUSTON, TEXAS – November 1, 2005 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that Richard (Ric) A. Davis, age 38, has joined the Company as Executive Vice President – Purchasing.

Following a distinguished tenure in the U.S. Army, where he attained the rank of Captain and was awarded the Bronze Star, Mr. Davis held progressively responsible senior management positions in procurement and supply chain management for Fortune 500 manufacturing and service entities.  Most recently, he was Director, Strategic Sourcing – Corporate Procurement Department at Waste Management, Inc.

Mr. Davis holds a Bachelor of Arts, Economics degree from Vanderbilt University and a Masters in Business Administration, Finance from the University of Houston.  He is also a Certified Production and Inventory Manager (ARICS/CPIM).

Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, “I am very pleased that Ric will be joining our Company in this strategically important position.  His strong experience in procurement and supply chain management will be extremely valuable as we seek to achieve the power of scale that our leading position in the general commercial printing industry warrants.  I am confident that Ric will make a strong contribution to our operating margins.”

Also commenting on the announcement, Ric Davis stated, “I look forward to joining an industry leader in Consolidated Graphics and working with our company presidents and our suppliers to reduce our costs of procurement and improve the efficiency of our supply chain management.”

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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